Filed pursuant to Rule 424(b)(3)

Registration No. 333-198439

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED MARCH 20, 2015

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED FEBRUARY 13, 2015

This Supplement contains performance information for February 2015 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated February 13, 2015. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Performance Update February 2015

Seneca Global Fund, L.P. A Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	-0.47%	2.14%	5.02%	-6.21%	-2.88%	-4.89%
S&P 500 Total Return Index [2]	5.75%	2.57%	15.51%	18.00%	16.18%	17.15%

It is not possible to invest directly in an index.

Monthly Commentary

February began with a sell-off in bonds after a strong labor market report in the US led to speculation of interest rate hikes in the second half of the year. Improved growth prospects also stoked a rally in equities, as the S&P 500 made its biggest monthly gain since October 2011. Driven by cold US weather and a falling North American oilrig count, energy prices saw a rebound for the first time since the precipitous decline that began in June 2014. The US dollar continued to appreciate against most major currencies, with the exception of the British pound, which strengthened after the UK saw its eighth straight quarter of positive growth.

The Fund’s largest gains for the month came from its long stock index positions. However, trend reversals in bonds hurt the Fund’s long fixed income positions. In currencies, profits made on declines in the euro and Japanese yen were offset by losses from the rising British pound. Short exposure in energy markets also detracted from performance as oil prices staged a minor recovery. Overall, the Fund finished the month with a small loss.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a redemption fee. Limited Partners will not be required to pay any redemption fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | February 2015

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-3.11%	-6.11%	-2.27%	1.49%	-16.18%
2013	2.59%	-1.05	0.89%	2.38%	-2.40%	-3.28%	-1.19%	-3.90%	-1.46%	1.65%	1.17%	1.99%	-2.86%
2014	-3.36%	1.34%	-2.37%	-1.61%	1.65%	-0.14%	-1.98%	3.11%	-0.43%	1.19%	4.33%	-0.74%	0.70%
2015	2.62%	-0.47%											2.14%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by 52, and (ii) the number of weeks remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update February 2015

Seneca Global Fund, L.P. B Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	-0.34%	2.40%	6.68%	-4.73%	-1.33%	-2.44%
S&P 500 Total Return Index [2]	5.75%	2.57%	15.51%	18.00%	16.18%	15.54%

It is not possible to invest directly in an index.

Monthly Commentary

February began with a sell-off in bonds after a strong labor market report in the US led to speculation of interest rate hikes in the second half of the year. Improved growth prospects also stoked a rally in equities, as the S&P 500 made its biggest monthly gain since October 2011. Driven by cold US weather and a falling North American oilrig count, energy prices saw a rebound for the first time since the precipitous decline that began in June 2014. The US dollar continued to appreciate against most major currencies, with the exception of the British pound, which strengthened after the UK saw its eighth straight quarter of positive growth.

The Fund’s largest gains for the month came from its long stock index positions. However, trend reversals in bonds hurt the Fund’s long fixed income positions. In currencies, profits made on declines in the euro and Japanese yen were offset by losses from the rising British pound. Short exposure in energy markets also detracted from performance as oil prices staged a minor recovery. Overall, the Fund finished the month with a small loss.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | February 2015

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%	0.67%	3.90%	-9.29%	5.42%	-3.42%	-2.98%	-5.99%	-2.15%	1.62%	-14.85%
2013	2.72%	-0.92%	1.02%	2.51%	-2.27%	-3.16%	-1.07%	-3.78%	-1.33%	1.78%	1.30%	2.13%	-1.34%
2014	-3.24%	1.47%	-2.24%	-1.48%	1.78%	0.00%	-1.85%	3.24%	-0.30%	1.32%	4.47%	-0.62%	2.29%
2015	2.76%	-0.34%											2.40%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update February 2015

Seneca Global Fund, L.P. C Units

Performance

	Month	YTD	1 Year	Since Inception (Sep 2012)
Seneca Global Fund C Units[1]	-0.23%	2.64%	8.12%	-1.23%
S&P 500 Total Return Index[2]	5.75%	2.57%	15.51%	20.01%

It is not possible to invest directly in an index.

Monthly Commentary

February began with a sell-off in bonds after a strong labor market report in the US led to speculation of interest rate hikes in the second half of the year. Improved growth prospects also stoked a rally in equities, as the S&P 500 made its biggest monthly gain since October 2011. Driven by cold US weather and a falling North American oilrig count, energy prices saw a rebound for the first time since the precipitous decline that began in June 2014. The US dollar continued to appreciate against most major currencies, with the exception of the British pound, which strengthened after the UK saw its eighth straight quarter of positive growth.

The Fund’s largest gains for the month came from its long stock index positions. However, trend reversals in bonds hurt the Fund’s long fixed income positions. In currencies, profits made on declines in the euro and Japanese yen were offset by losses from the rising British pound. Short exposure in energy markets also detracted from performance as oil prices staged a minor recovery. Overall, the Fund finished the month with a small loss.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. C Units	Performance Update | February 2015

Series C Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-2.87%	-5.88%	-2.04%	1.74%	-15.36%
2013	2.84%	-0.81%	1.14%	2.63%	-2.16%	-3.05%	-0.96	-3.67%	-1.22%	1.90%	1.42%	2.24%	0.01%
2014	-3.13%	1.59%	-2.13%	-1.37%	1.89%	0.11%	-1.74%	3.36%	-0.20%	1.44%	4.59%	-0.51%	3.67%
2015	2.87%	-0.23%											2.64%

*	Performance from December 2008 – August 2012 is Series A Unit performance, prior to conversion to Series C Units. Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update February 2015

Seneca Global Fund, L.P. I Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Sep 2008)
Seneca Global Fund I Units [1]	-0.29%	2.51%	7.36%	-4.14%	-0.73%	0.15%
S&P 500 Total Return Index [2]	5.75%	2.57%	15.51%	18.00%	16.18%	10.31%

It is not possible to invest directly in an index.

Monthly Commentary

February began with a sell-off in bonds after a strong labor market report in the US led to speculation of interest rate hikes in the second half of the year. Improved growth prospects also stoked a rally in equities, as the S&P 500 made its biggest monthly gain since October 2011. Driven by cold US weather and a falling North American oilrig count, energy prices saw a rebound for the first time since the precipitous decline that began in June 2014. The US dollar continued to appreciate against most major currencies, with the exception of the British pound, which strengthened after the UK saw its eighth straight quarter of positive growth.

The Fund’s largest gains for the month came from its long stock index positions. However, trend reversals in bonds hurt the Fund’s long fixed income positions. In currencies, profits made on declines in the euro and Japanese yen were offset by losses from the rising British pound. Short exposure in energy markets also detracted from performance as oil prices staged a minor recovery. Overall, the Fund finished the month with a small loss.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | February 2015

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%	0.73%	3.95%	-9.25%	5.47%	-3.37%	-2.93%	-5.94%	-2.10%	1.68%	-14.35%
2013	2.77%	-0.87%	1.07%	2.56%	-2.22%	-3.11%	-1.02%	-3.73%	-1.28%	1.83%	1.36%	2.18%	-0.74%
2014	-3.19%	1.52%	-2.19%	-1.43%	1.83%	0.04%	-1.81%	3.29%	-0.25%	1.42%	4.52%	-0.57	2.94%
2015	2.81%	-0.29%											2.51%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com